Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229
QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED APRIL 13, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005
MARCH 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	March 2006	Year to Date	03/31/06	03/31/06

Series A	4.48%	7.57%	$65,121,379	$1,428.89
Series B	6.32%	10.88%	$40,014,652	$1,687.15

*	All performance is reported net of fees and expenses
Fund results for March 2006:
      World stock markets posted solid gains in March as Asia, led by Japan and Australia, moved to new highs. Quadriga Superfund L.P.’s (“the Fund’s”) long strategy in the stock market performed positively.
      World bond and money markets declined sharply on inflation concerns as well as a bid by central bankers to remove excess liquidity from financial markets in the face of exceptional economic growth. These conditions resulted in a gain for the Fund’s short positions.
      The U.S. Dollar remained mixed in March against most major currencies as economic releases had little impact on world currency relationships. The “long/short” strategy established by the Fund’s trading system produced a negative result in the currency market.
      The Fund’s long/short positions in world energy markets incurred losses as these markets posted notable gains in March, reversing their February losses.
      Precious and base metals ended their 2 month corrections in March, with most metals surging to multiyear highs, which resulted in a considerable gain for the Fund’s long positions.
      Other market sectors did not reveal significant trends and didn’t have any major influence on this month’s positive performance.
      For the month of March 2006, Series A gained 4.48% and Series B gained 6.32%, net of all fees and expenses.
/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.
Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A
MARCH 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended March 31, 2006)
STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$215,084

EXPENSES
Management fee	100,985
Organization and offering expenses	54,586
Operating and other expenses	226,642
Incentive fee	—
Brokerage commissions	228,502

Total expenses	610,715

NET INVESTMENT GAIN (LOSS)	(395,631)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain on futures and forward contracts	363,789
Net change in unrealized appreciation or depreciation on futures and forward contracts	2,821,542

NET GAIN ON INVESTMENTS	3,185,331

NET INCREASE IN NET ASSETS FROM OPERATIONS	$2,789,700

STATEMENT OF CHANGES IN NET ASSET VALUE

March 31, 2006

NET ASSETS, beginning of period	$60,712,955

NET INCREASE IN NET ASSETS FROM OPERATIONS	2,789,700
CAPITAL SHARE TRANSACTIONS
Issuance of shares	2,574,100
Redemption of shares	(955,376)

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	1,618,724
NET INCREASE IN NET ASSETS	4,408,424

NET ASSETS, end of period	$65,121,379

NAV Per Unit, end of period	$1,428.89

QUADRIGA SUPERFUND, L.P. — SERIES B
MARCH 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended March 31, 2006)
STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$137,282

EXPENSES
Management fee	62,051
Organization and offering expenses	33,541
Operating and other expenses	139,400
Incentive fee	—
Brokerage commissions	195,650

Total expenses	430,642

NET INVESTMENT GAIN (LOSS)	(293,360)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain on futures and forward contracts	408,434
Net change in unrealized appreciation or depreciation on futures and forward contracts	2,261,928
NET GAIN ON INVESTMENTS	2,670,362

NET INCREASE IN NET ASSETS FROM OPERATIONS	$2,377,002

STATEMENT OF CHANGE IN NET ASSET VALUE

March 31, 2006

NET ASSETS, beginning of period	$38,891,667

NET INCREASE IN NET ASSETS FROM OPERATIONS	2,377,002
CAPITAL SHARE TRANSACTIONS
Issuance of shares	53,142
Redemption of shares	1,307,159

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(1,254,017)
NET INCREASE IN NET ASSETS	1,122,985

NET ASSETS, end of period	$40,014,652

NAV Per Unit, end of period	$1,687.15

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.
/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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